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                                                                   EXHIBIT 10.22


                              CARMIKE CINEMAS, INC.
                      EMPLOYEE RETENTION AND SEVERANCE PLAN
                         EFFECTIVE AS OF NOVEMBER, 2000


1.       PURPOSE AND DEFINITIONS

1.1 Purpose. The Carmike Cinemas, Inc. Employee Retention and Severance Plan ("Plan"), effective as of November __, 2000 ("Effective Date"), is intended to protect a select group of employees against an involuntary loss of employment, to attract and retain such employees, and to encourage their efforts during the reorganization of Carmike Cinemas, Inc. ("Company"). The Plan is intended to qualify as a compensation plan that is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended by reason of
Section 4 of such Act, except with respect to the Severance Benefit portion of the Plan as contained in Section 4 of the Plan.

1.2 Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:


         a. "Base Salary" means a Participant's annual rate of salary in effect on a payment date.

         b. "Bonus" means, with respect to any Participant, the aggregate bonuses (excluding retention bonuses under the Plan) paid in the calendar year preceding the date employment terminates provided such bonuses are consistent with and in amounts not exceeding the amounts of target bonuses for the Company's 2000 fiscal year).

         c. "Cause" means any act or any failure to act on the part of a Participant which constitutes:

                  (i) fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the Board of Directors of the Company or any of its affiliates;

                  (ii) a willful or grossly negligent material violation of law in connection with or in the course of the Participant's duties or employment with the Company or any of its affiliates;

                  (iii) a felony for which the Participant is convicted or to which the Participant pleads nolo contendere;

                  (iv) willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the Participant in writing and as to which the Participant has not ceased (other than for reasons beyond the control of the Participant) within three (3) business days following such notice;

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                  (v) a failure to follow reasonable directions or instructions of a more senior officer or the Board of Directors of the Company which are consistent with the Participant's position and responsibilities as of the date of his or her initial participation in the Plan (as such position and responsibilities may be changed from time to time with the prior consent of the Participant), which failure shall have continued (other than for reasons beyond the control of the Participant) for a period of three (3) business days after receipt of written notice thereof from the Company;

                  (vi) willful or grossly negligent breach of any stated material employment policy of the Company;

                  (vii) willful and wrongful damage to material property of the Company or any of its affiliates; or

                  (viii) willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

         d. "Change in Control" means the first to occur of the following events with respect to the Company or its successor:

                  (i) the sale or other divestiture of all or substantially all of the assets (excluding the sale of inventory or other assets in the ordinary course of business),

                  (ii) during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Board or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

                  (iii) the acquisition by any person or affiliated group of persons of more than thirty percent (30%) of any common stock of the Company or any successor thereof that is outstanding at any time;

                  provided, however, that (A) the acquisition of stock by a person who was a stockholder or creditor of the Company on the date it filed a petition under chapter 11 of title 11 of the United States Code in accordance with a plan or reorganization as to which the Company is a plan proponent and (B) the election of the initial members of the Board in accordance with such plan or reorganization shall not constitute a Change in Control.

         e. "Committee" means the Compensation Committee of the Board of Directors of the Company or, if no such committee exists, the Board of Directors of the Company.

         f. "Company" means Carmike Cinemas, Inc., a Delaware corporation, and its successors and assigns, as debtor in possession.

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         g.       "Continuing Directors" means (i) the members of the Board of
                  Directors in office on the Effective Date and (ii) any additional director who after the Effective Date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

         h. "Creditors' Committee" means the statutory creditors' committee appointed in connection with the Company's case under chapter 11 of title 11 of the United States Code.

         i. "Employee" means any person employed by the Company who is not a contract employee and who is classified as a full-time corporate employee in a position of employment set forth in
                  Schedule 1 attached hereto.

         j. "Good Reason" means with respect to a Participant on or after a Change in Control:

                  (i) a reduction in the Participant's annual base salary (other than any reduction applicable to management employees generally or any reduction not exceeding five percent (5%) during any twelve (12) month period),

                  (ii) a material adverse change in the Participant's position, duties or responsibilities as an employee of the Company without the Participant's prior consent (excluding any changes consistent with the Participant's position as of the date of a Change in Control for purposes of transitioning all or a portion of the Participant's duties and responsibilities to another person, provided that such transition period does not exceed six (6) months),

                  (iii) a material reduction in the Participant's bonus opportunity (other than any reduction applicable to similarly situated or bonus-eligible employees generally) under the Company's annual bonus program, or

                  (iv) a change in the Participant's principal work location by more than fifty (50) miles and more than fifty (50) miles from the Participant's principal place of abode as of the date of such change in job location.

         k. "Participant" means any Employee who is entitled to participate in the Plan in accordance with Section 2.1 who has not had such participation terminated pursuant to Section 2.2.

         l. "Plan Consummation" means the first date on which the implementation of the Plan of Reorganization commences.

         m. "Plan of Reorganization" means the plan of reorganization with respect to the Company that is confirmed by the Bankruptcy Court pursuant to chapter 11 of the United States Bankruptcy Code, as amended from time to time.


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         n.       "Plan Year" means the calendar year.

2. ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. The Committee may designate, in its sole discretion, those Employees set forth in Schedule 1 attached hereto who shall participate in the Plan and shall have a separate letter of participation ("Participation Letter") prepared for each such Employee. A Participation Letter may set forth any additional limitations and conditions of participation which are consistent with the terms of the Plan as the Committee may, in its sole discretion, determine. In the case of any conflict between a Participation Letter and the Plan, the provisions of the Plan shall control. If so provided in a Participation Letter, an Employee shall not become a Participant unless and until he or she signs and agrees to the terms and conditions of such Participation Letter.

2.2 Termination of Participation. An Employee's participation in the Plan shall automatically terminate, without notice to or consent of the Employee, and the Employee shall not be treated as a Participant, upon the earliest to occur of the following events:

         a. the Employee's termination of employment by the Company for cause;
         b.       the Employee's resignation other than for Good Reason;
         c. the Employee's failure to be employed in a position set forth in Schedule 1 attached hereto (other than for Good Reason after a Change in Control), or
         d. any termination of participation in accordance with the Employee's Participation Letter.

3. RETENTION BENEFITS

3.1 Retention Bonus. The Company shall provide selected Employees with an annual retention bonus equal to a stated percentage of such Employee's Base Salary as described in Schedule 2. Employees shall be notified of their eligibility for a retention bonus in their Participation Letter.

3.2 Payment of Retention Bonus. Retention bonuses shall only be payable to Participants who are actively employed on the payment date. For Participants in categories D and E, twenty-five percent (25%) of the retention bonus shall be paid on February 28, 2001 and seventy-five percent (75%) shall be paid on August 31, 2001. For Participants in categories B and C, 25% of the retention bonus shall be paid on February 28, 2001, 25% of the retention bonus shall be paid on August 31, 2001 (subject, however, to the target EBITDAR for the Company being mutually agreed upon by the Company and the Creditors' Committee), and up to 50% of the retention bonus shall be paid on or about February 28, 2002 (subject, however, to the target EBITDAR for the Company being mutually agreed upon by the Company and the Creditors' Committee) (or earlier with the Creditors' Committee's consent) depending upon the Company's actual performance in comparison to the target EBITDAR, as such target is separately approved by the Board and the Creditors' Committee in each of their sole discretion, as follows:


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
         % of Gross         % of Bonus
          EBITDAR
         ------------------------------
          below 85%              0%
                85%             65%
                90%             75%
                95%             85%
               100%            100%
         ------------------------------

If the Company's actual EBITDAR is at least 85% of its target EBITDAR but falls between two specified levels of performance, the percentage of bonus payable shall be prorated between the percentages established at each of the specified levels of performance (i.e., by means of interpolation).

3.3 The Committee may award additional retention bonuses with respect to the year 2002 on substantially the same terms and conditions with the separate approval of the Board and the Creditors' Committee in each of their sole discretion.

3.4 No retention bonus shall be paid to a Participant who terminates employment for any reason (other than death or disability) prior to the scheduled payment date. In the case of a Participant who dies or becomes disabled prior to any scheduled payment date, the Committee may in its sole discretion determine whether the Participant or his or her estate shall be entitled to a pro rata portion of the retention bonus that would have been payable on the next scheduled payment date.

4. SEVERANCE BENEFIT

4.1 Severance Payment. Each Participant shall be eligible for a severance benefit equal to the amount described in Schedule 3 upon the Participant's involuntary termination of employment (other than by reason of death, disability or termination for Cause) or, following a Change in Control, resignation for Good Reason. Severance shall be payable in one lump sum as soon as practicable, but in no event later than two (2) weeks following the date the Company receives from the Participant an effective and non-revocable Release Agreement described in Section 4.3. In the case of any Participant in level C who is entitled to a severance payment based, in part, on the Participant's Bonus, the amount of Bonus to be included in the determination of the Participant's severance pay shall be subject to approval of the Company's Board of Directors and may be either the target amount of Bonus for the year of termination or, if a target bonus has not been established for the Participant for such year, the amount of bonus paid or payable for the most recently completed fiscal year of the Company.

4.2 Continued Medical and Life Insurance Benefits. For the one (1) year period following any involuntary termination of employment (other than for Cause, death or disability) or resignation for Good Reason, the Company shall continue to provide to each Participant who has received a severance payment under Section 4.1, medical and life insurance coverage of the same type and scope in effect immediately prior to the Participant's employment termination (or if programs have changed as a result of a Change in Control of the same type and scope in effect prior to a Change in Control), provided the Participant pays the "employee portion" of such


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coverage, and provided further that the Participant has not obtained comparable coverage from a subsequent employer.

4.3 Release. As a condition to receiving the Severance Benefits described in this Section 4 of the Plan, each Participant shall provide to the Company an effective release of claims, covenant not to sue, non-disclosure and non-solicitation agreement executed by the Participant, in substantially the form set forth in Exhibit A to this Plan as such Exhibit may be updated from time to time ("Release Agreement"), which shall not have been revoked within the time permitted to do so.

5. CLAIMS

5.1 Good Reason Determination. Any Participant believing he or she has a right to resign for Good Reason following a Change in Control may apply to the Committee for written confirmation that an event constituting Good Reason has occurred with respect to such Participant. The Committee shall confirm or deny in writing that Good Reason exists within twenty-one (21) days following receipt of any such application. Any confirmation of Good Reason by the Committee shall be binding on the Company.

5.2 Claims Procedure. If any Participant has a claim for benefits which are not being provided, such claimant may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Committee shall notify each claimant of its decision in writing by registered or certified mail within thirty (30) days after its receipt of a claim, unless otherwise agreed by the claimant. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

5.3 Claims Review Procedure. A claimant whose claim has been denied or such claimant's duly authorized representative may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within thirty (30) days after receipt of such request. In special circumstances, the Committee may extend for up to thirty (30) additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Committee shall be final and binding on all parties.

6. PLAN ADMINISTRATION

6.1 Plan Administrator. The Company shall be the plan administrator and shall administer the Plan through the Committee. The number of members of the Committee shall be three (3). A member of the Committee cannot be removed therefrom by the Company except for any material breach of his or her fiduciary responsibilities or upon his or her termination of employment with the Company and its affiliates. In the event of a vacancy for any reason in the membership of the Committee, the remaining members of the Committee shall appoint any


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person who was employed by the Company on the Effective Date to serve as a member of the Committee. The address of the Plan Administrator shall be as follows:

                             Compensation Committee
                              Carmike Cinemas, Inc.
                                 1301 1st Avenue
                             Columbus, GA 31902-0391

6.2 Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting of such committee held with respect to the Plan, and the acts of a majority of the members of the Committee, whether at a meeting or approved in writing without a meeting, shall be valid acts of the Committee.

6.3 Duties. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

         a. provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules, in each case consistent with the terms of the Plan;
         b. reasonably construe the Plan in good faith to the fullest extent permitted by law, which shall be final and conclusive upon all persons;
         c. correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect, in each case consistent with the terms of the Plan;
         d. make reasonable determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

6.4 Binding Authority. The decisions of the Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review other than pursuant to Section 5.3.

6.5 Exculpation. No member of the Committee shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that committee, or by reason of the exercise of or failure to exercise any power or discretion as such member, except for any action, default, exercise or failure to exercise resulting from such member's gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.

6.6 Indemnification. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her own membership on the Committee, except for expenses and liabilities arising out of a member's gross negligence or willful misconduct.


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6.7  Compensation. Members of the Committee who are employees of the Company shall not receive any compensation for their services rendered as such members.

6.8 Information. The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not limited to, the names of all Participants, their earnings and their dates of birth, employment, retirement or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

6.9 Self-Interest. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under the Plan.

7. GENERAL PROVISIONS

7.1 Non-Property Interest. The Plan is unfunded and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise to an administrative expense claim against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which Company may have any right title or interest now or at any time in the future.

7.2 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

7.3 Amendment or Termination. The Plan (including any Schedules) may be amended, modified, suspended, or terminated by the Company; provided, however, that any such amendment, modification, suspension or termination shall not adversely affect the rights of any Participant who had previously terminated employment with the Company and any material amendments shall be subject to consent of the Creditors' Committee or entry of a court order, and provided further that no such amendment or termination shall be effected on or after a Change in Control if such amendment or termination would adversely affect the rights of any Participant to receive the benefits of this Plan as described in the Participant's Participation Letter. The Plan shall automatically terminate on plan consummation. The Company shall provide the Creditors' Committee with prior notice of all proposed amendments to the Plan.

7.4 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or


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condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

7.5 No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of a Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

7.6 Incapacity. If the Committee determines that a Participant or a designated beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or designated beneficiary may be paid to the Participant's spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

7.7 Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company's business. No Participant, spouse or dependent of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or such spouse may have at any time to receive payments or benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant, spouse or dependent shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participants or his or her spouse or dependents to any portions of the Plan benefits not previously paid.

7.8 Entire Document. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance and written employment or severance contracts signed by the Company.

7.9 Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Georgia, except to the extent that such laws are preempted by the federal laws of the United States of America.



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EXECUTED in Columbus, Georgia, this ___ day of January, 2001.


                                           CARMIKE CINEMAS, INC.



                                           By:
                                              --------------------------------
                                           Michael W. Patrick
                                           Chief Executive Officer



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